                                                                    Exhibit 10.3

         The Company, with the approval of the United States Bankruptcy Court for the Northern District of West Virginia, has adopted a Key Employee Retention Program. The following is submitted as a summary of the program:

        A. STAY BONUS PLAN

        1. The Stay Bonus Plan is designed for the purpose of retaining key management personnel and critical skill employees during the pendency of the Company's chapter 11 case. The Stay Bonus Plan includes nine (9) individuals divided into three (3) tiers.

        2. The Stay Bonus Plan is necessary because (i) the value of employees' compensation packages has eroded; (ii) performance-based bonuses have not been paid in any of the past three years; and (iii) as a result of a pre-petition and a post-petition reduction in the salaried workforce and the chapter 11 filing by Weirton, many key employees are subject to employment demands and burdens that persons in comparable positions at companies not subject to bankruptcy proceedings do not face.

        3. Under the Stay Bonus Plan, an employee in the Stay Bonus Plan will be eligible for a total stay bonus payment ranging from 45% to 50% of his current base salary ("Stay Bonus Payment"). The Stay Bonus Payment will be earned in four installments (each a "Payment Date") as follows: (i) 25% paid upon Court approval of the Retention Program; (ii) 25% paid on the six (6) month anniversary of the Retention Program; (iii) 25% paid on the twelve (12) month anniversary of approval of Weirton's Petition Date; and (iv) 25% paid upon confirmation of a plan of reorganization relating to Weirton. Notwithstanding the foregoing, the entire unearned and unpaid portion of each covered employee's Stay Bonus Payment shall be earned and payable upon the earlier to occur of (i) the effective date of a confirmed chapter 11 plan in this case ("Plan Effective Date"), or (ii) the closing of a sale of all or substantially all of the Debtor's assets ("Sale Closing Date").

        4. The right of each covered employee to receive each installment of the Stay Bonus Payment will be based solely on the employee's continued employment with Weirton as of the date each Stay Bonus Payment installment vests and becomes payable on the applicable Payment Date, Plan Effective Date, or Sale Closing Date, as the case may be. In the event of an employee's death, disability, termination for cause, or voluntary resignation, such employee will forfeit any remaining or unpaid Stay Bonus Payment. Any covered employee who is involuntarily terminated, not for cause, prior to any specified Payment Date and prior to a Plan Effective Date and a Sale Closing Date will receive a pro rata payout of his Stay Bonus Payment for the portion of the stay period during which such employee was employed. Employees who are not employed by Weirton at the time of Court approval of the Retention Plan will be entitled to payments under the Stay Bonus Plan on a pro rata basis at management's sole discretion.


        5. Weirton currently anticipates that no more than nine (9) key employees will be eligible for the Stay Bonus Plan. The estimated maximum amount of Stay Bonus Payments for a base of nine (9) key employees is approximately $666,000, or on average, approximately $74,000 per eligible individual.

        6. The Stay Bonus Plan will substitute and supercede any pre-petition retention benefits that otherwise would be applicable to any of Weirton's key employees pursuant to contract or otherwise. All employees participating in the Stay Bonus Plan must, by written waiver and release, forfeit any rights or entitlements with respect to retention-type benefits that such employee may have at law or under any prior employment or retention agreements, or Company programs.

        B. SEVERANCE PLAN

        7. Prior to the Petition Date, Weirton did not have established a severance program for salaried employees, but instead, severance was contractually provided to several key employees pursuant to employment agreements in existence as of the Petition Date.

        8. If Weirton is unable to assure employees that it will make severance payments, employee attrition may increase as a result of the concern that employees could be terminated without any post-employment protection. The estimated cost to be incurred for proposed severance payments is significantly less than the cost of unwanted attrition and is well within the range of costs incurred for similar benefits by comparable chapter 11 debtors.

        9. Under the Severance Plan, the nine (9) key employees will be entitled to be paid severance benefits in an amount ranging from 6 to 24 months of base salary, plus the cost of current health benefits for the duration of the severance period.)

        10. The Severance Plan provides for severance benefits only to (i) those key employees who are involuntarily terminated without cause by Weirton in connection with a Plan of Reorganization ("Plan") or a sale of all or substantially all of the Debtor's assets ("Sale"), and (ii) those key employees who voluntarily terminate employment with the Debtor because they decline to accept an employment offer from the reorganized debtor in connection with a Plan or a purchaser in connection with a Sale where such employment offer is either at a different location or provides for salary and benefits that are not at least substantially similar to the employee's terms of employment with Weirton. Severance benefits also include the following additional limitations: (a) severance is calculated on base salary only, (b) there is no mitigation of cash benefits, (c) cash severance benefits to be paid as a lump sum, and (d) cost of current health benefits to be paid for period equal to severance period, subject, however, to mitigation.

        11. Except as set forth above to the contrary, employees who voluntarily terminate employment with Weirton will not be entitled to severance benefits. Employees who are involuntarily terminated (other than for cause) pursuant to a divestiture of the Company will be entitled to a single lump sum payment if not retained by the new organization on the transition date associated with the divestiture.

        12. The maximum cost of the Severance Program will be approximately $1,582,000.


        C. CEO DISCRETIONARY FUND

        13. Weirton will establish a CEO Discretionary Pool of $625,000 for use, in the sole discretion of Weirton's CEO, to retain selected individuals not otherwise covered by the Stay Bonus Plan or for any unforeseen retention needs that may arise during the restructuring period.

             -----------------------------------------------------


         More recently the Company, with the approval of the United States Bankruptcy Court has modified the Key Employee Retention Program. The following summary reflects the modified program:

         The Modified Retention Program still includes a Stay Bonus Plan, a Severance Plan and a CEO Discretionary Pool. However, under the Modified Retention Program, those components will be altered as follows:

        (i) the number of participants in the Stay Bonus Plan will be reduced from 9 to 7;

        (ii) the severance benefits of one individual will be reduced from 24 months of base salary and medical benefits to 12 months of base salary and medical benefits; and

        (iii) the CEO Discretionary Pool will be increased by $75,000 to a total of $700,000.

The table below demonstrates the change in the amounts of potential payments to be made as a result of the above changes to each part of the Retention Program:

                  STAY BONUS             SEVERANCE PLAN         CEO DISCRETIONARY       TOTAL
                  PLAN                     (MAXIMUM              POOL (MAXIMUM)
                                           PAYMENTS)
APPROVED                $666,000          $1,582,000                $625,000          $2,873,000
RETENTION
PROGRAM

MODIFIED                $478,000          $1,345,000                $700,000          $2,523,000
RETENTION
PROGRAM

COST                   ($188,000)          ($237,000)                $75,000           ($350,000)
REDUCTION OR
INCREASE